                                                                   Exhibit 12.1

                      County Seat Stores, Inc. and Subsidiary
                  Unaudited Computation of Earnings to Fixed Charges
                               (Amounts in Thousands)


                                                    39 Weeks
                                                      Ended
                                                    November 1,
                                                       1997         1996       1995       1994       1993       1992
                                                    -----------   --------   --------   --------   --------   --------
Income (loss) before Income Taxes
  and Extraordinary Items......................        (57,687)    (74,938)   (79,401)    10,518     (1,647)     6,111

Add:
Interest Expense, net..........................          3,481      14,610     19,163     18,426     17,722     18,213
Amortization of debt expense and
  debt discount................................            538         835      1,272      2,599      1,857      1,959
                                                    -----------   --------   --------   --------   --------   --------
Income as adjusted.............................        (53,668)    (59,493)   (58,966)    31,543     17,932     26,283
                                                    -----------   --------   --------   --------   --------   --------
                                                    -----------   --------   --------   --------   --------   --------
Fixed Charges:
Interest Expense, net..........................          3,481      14,610     19,163     18,426     17,722     18,213
Amortization of debt expense and
  debt discount................................            538         835      1,272      2,599      1,857      1,959
                                                    -----------   --------   --------   --------   --------   --------
Total Fixed Charges............................          4,019      15,445     20,435     21,025     19,579     20,172
                                                    -----------   --------   --------   --------   --------   --------
                                                    -----------   --------   --------   --------   --------   --------
Ratio of earnings to fixed charges.............          n/a         n/a        n/a          1.5        0.9        1.3
                                                    -----------   --------   --------   --------   --------   --------
                                                    -----------   --------   --------   --------   --------   --------

When earnings are negative there is no ratio of earnings to fixed charges as is indicated by n/a ("not applicable").